SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         Ryan's Family Steak Houses, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                        RYAN'S FAMILY STEAK HOUSES, INC.

                          405 LANCASTER AVENUE (29650)
                              POST OFFICE BOX 100
                          GREER, SOUTH CAROLINA 29652

                                 March 28, 1997

       TO OUR SHAREHOLDERS:

            You are cordially invited to attend the Annual Meeting of Shareholders of Ryan's Family Steak Houses, Inc. to be held on Thursday, May 1, 1997 at 11:00 a.m. at the Greenville/Spartanburg Airport Marriott in Greenville, South Carolina.

            The official Notice of Annual Meeting, Proxy Statement and Form of Proxy are enclosed with this letter. The Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

            The vote of every shareholder is important. To ensure proper representation of your shares at the meeting, please sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote will be counted if you are unable to attend.

                                      Sincerely,
                                      /s/ Janet J. Gleitz
                                      Janet J. Gleitz
                                      SECRETARY

                        RYAN'S FAMILY STEAK HOUSES, INC.

                          405 LANCASTER AVENUE (29650)
                              POST OFFICE BOX 100
                          GREER, SOUTH CAROLINA 29652

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 1997

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Ryan's Family Steak Houses, Inc. (the "Company") will be held at the Greenville/Spartanburg Airport Marriott, Greenville, South Carolina, on Thursday, May 1, 1997 at 11:00 a.m. for the following purposes:

     (1) To elect seven (7) Directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 5, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS,
                                         /s/ Janet J. Gleitz
                                         JANET J. GLEITZ
                                         SECRETARY

March 28, 1997
Greer, South Carolina

     A FORM OF PROXY IS ENCLOSED. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT PRECLUDE YOUR RIGHT TO VOTE IN THE EVENT YOU ATTEND THE MEETING.

                        RYAN'S FAMILY STEAK HOUSES, INC.

                          405 LANCASTER AVENUE (29650)
                              POST OFFICE BOX 100
                          GREER, SOUTH CAROLINA 29652
                                 (864) 879-1000

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Ryan's Family Steak Houses, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 11:00 a.m. on Thursday, May 1, 1997 at the Greenville/Spartanburg Airport Marriott, Greenville, South Carolina. The approximate mailing date of this Proxy Statement is March 28, 1997.

     Shareholders of record at the close of business on March 5, 1997 are entitled to notice of and to vote at the Annual Meeting. As of such date, a total of 47,538,336 shares of common stock, $1 par value, of the Company ("Common Stock") were outstanding. Holders of Common Stock are entitled to one vote for each share held of record on March 5, 1997 upon all matters presented at the Annual Meeting.

     A shareholder giving a proxy may revoke it at any time before it is exercised by written notice dated later than the date of the proxy. A shareholder may revoke a proxy by: (i) delivery to the Secretary of the Company, at or before the Annual Meeting, of an instrument revoking the proxy bearing a date later than the proxy; (ii) delivery to the Secretary of the Company, at or before the Annual Meeting, of a duly executed proxy bearing a later date; or
(iii) attending the Annual Meeting and giving notice of revocation to the Secretary of the Company or expressing to the Secretary of the Company, before his or her shares are voted, a desire to vote his or her shares in person in a manner contrary to that set forth in his or her previous proxy, if any (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any instrument revoking a proxy should be delivered to the Secretary of the Company at the Annual Meeting or delivered prior to the Annual Meeting to Ryan's Family Steak Houses, Inc., 405 Lancaster Avenue, Greer, South Carolina 29650 or P.O. Box 100, Greer, South Carolina 29652, Attn: Janet
J. Gleitz.

     Unless revoked, such proxy will be voted in accordance with the specifications thereon. If no contrary instructions are given, all shares represented by a proxy will be voted FOR the proposal to elect as directors of the Company the nominees named in this Proxy Statement, and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. In connection with the election of directors, abstentions and broker non-votes are not counted for purposes of determining the votes cast for directors.

     The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock at March 5, 1997 is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of votes cast at the Annual Meeting. Shareholders do not have a right to cumulate their votes for directors.

                             ELECTION OF DIRECTORS
                             (ITEM #1 ON THE PROXY)

     The following seven persons are nominees for election at the Annual Meeting as Directors to serve until the next annual meeting of the Company or until their successors are duly elected and qualified: Charles D. Way, James D. Cockman, Brian S. MacKenzie, G. Edwin McCranie, Barry L. Edwards, Harold K. Roberts, Jr. and James M. Shoemaker, Jr. Unless authority to vote for the Board's nominees in the election of directors is withheld, it is the intention of the persons named in the enclosed proxy to nominate and vote for such nominees.

     Management believes that all of the nominees will be available and able to serve as directors, but in the event any nominee is not available or able to serve, the Common Stock represented by the proxies will be voted for such substitute as shall be designated by the Board of Directors.

     The following table sets forth the name, age, principal occupation, years of service as a director, and Common Stock beneficially owned as of March 5, 1997 of or by each nominee for director.

                                                                                     AGGREGATE NUMBER        NUMBER OF SHARES
                                                                                        OF SHARES         (INCLUDED IN AGGREGATE
                                                                                       BENEFICIALLY       NUMBER) ATTRIBUTABLE TO
                                                                                       OWNED AS OF          OPTIONS EXERCISABLE
                                               PRINCIPAL                DIRECTOR      MARCH 5, 1997          WITHIN 60 DAYS OF
          NAME              AGE                OCCUPATION                SINCE             (6)                 MARCH 5, 1997
Charles D. Way              44      Chairman of the Board, President      1981            436,900(8)                300,000
  (1,2)                             and Chief Executive Officer of
                                    the Company
G. Edwin McCranie           48      Executive Vice President of the       1991             97,600                    90,000
  (2)                               Company
Barry L. Edwards            49      Executive Vice President,             1982             55,731                    40,000
  (3,4,5)                           Treasurer and Chief Financial
                                    Officer, AMRESCO, Inc.
Harold K. Roberts, Jr.      46      Chairman and Chief Executive          1988             51,422(9)                 40,000
  (1,2,4)                           Officer, Statewide Title, Inc.
James M. Shoemaker, Jr.     64      Member, Wyche, Burgess, Freeman       1982             62,735(10)                40,000
  (3,4,5)                           & Parham, P.A.
Brian S. MacKenzie          45      President and Chief Executive         1993             17,000(11)                15,000
  (2,3,5)                           Officer, Builder Marts of
                                    America, Inc.
James D. Cockman            64      Chairman and Chief Executive          1993             17,000                    15,000
  (1,2)                             Officer, Ocean Fresh Express
                                    International Seafood

                               PERCENT OF
                              OUTSTANDING
                             REPRESENTED BY
                            AGGREGATE NUMBER
                               OF SHARES
                              BENEFICIALLY
          NAME                 OWNED (7)
Charles D. Way                      .9%
  (1,2)
G. Edwin McCranie                   .2%
  (2)
Barry L. Edwards                    .1%
  (3,4,5)
Harold K. Roberts, Jr.              .1%
  (1,2,4)
James M. Shoemaker, Jr.             .1%
  (3,4,5)
Brian S. MacKenzie                 (12)
  (2,3,5)
James D. Cockman                   (12)
  (1,2)

 (1) Member of the Nominating Committee. The Nominating Committee met once during fiscal 1996 for the purpose of recommending members of the Board. The Company's Nominating Committee will consider nominees to the Board recommended by shareholders of the Company for the 1998 Annual Meeting of Shareholders. See "Proposals of Shareholders".

 (2) Member of the Long Range Planning Committee. The Committee met three times during fiscal 1996 for the purpose of providing long-term direction for the Company.

 (3) Member of the Compensation Committee. The Compensation Committee met twice during fiscal 1996 for the purpose of reviewing and submitting to the Board recommendations respecting the salary, bonus and other non-stock compensation to be provided to the Company's executive officers.

 (4) Member of the Audit Committee. The Audit Committee met with representatives of the Company's independent auditors once during fiscal 1996 for the purpose of reviewing the scope and results of such firm's audit.

 (5) Member of the Stock Option Committee. The Stock Option Committee met once during fiscal 1996 for the purpose of considering option grants under the Company's 1991 Stock Option Plan to the Company's executive officers and key employees.

 (6) Includes shares that may be acquired within 60 days of March 5, 1997 through the exercise of exercisable options.

 (7) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), percentages of total outstanding shares have been computed on the assumption that shares that can be acquired within 60 days upon the exercise of options by a given person are outstanding, but no other such shares similarly subject to acquisition by other persons are outstanding.

 (8) The figure shown includes 10,380 shares owned by Mr. Way's wife. Mr. Way may be deemed to share voting and investment power with respect to such shares.

 (9) The figure shown includes 615 shares held by Statewide Title, Inc., of which Mr. Roberts is Chairman, Chief Executive Officer, and owner of 95% of the outstanding common stock.

(10) The figure shown includes 2,000 shares owned by Mr. Shoemaker's wife and 2,000 shares in a trust, of which Mr. Shoemaker is a co-trustee, for the benefit of one of Mr. Shoemaker's adult children. Mr. Shoemaker may be deemed to share voting and investment power with respect to such shares.

(11) The figure shown includes 500 shares held in trust for the benefit of Mr. MacKenzie's minor child.

(12) Less than .1%.

     The Board met five times during fiscal 1996. All directors attended personally or by telephone all meetings of the Board and committees on which they served.

BUSINESS EXPERIENCE OF NOMINEES FOR DIRECTOR

     CHARLES D. WAY became the Chairman of the Board of the Company on October 29, 1992. Mr. Way assumed the position of President and Chief Executive Officer of the Company in October 1989. From June 1988 to October 1989, he served as President. From May 1986 to June 1988, he served as Executive Vice President, Treasurer and Secretary. From January 1981 through April 1986, he served as Vice President-Finance, Treasurer and Secretary. Mr. Way joined the Company in June 1979 as Controller. Mr. Way is also a director of World Acceptance Corporation and Moovies, Inc.

     G. EDWIN MCCRANIE joined the Company in 1986 as Director of Purchasing. He assumed the position as Executive Vice President of the Company in January 1995. From November 1991 to December 1994, he served as Executive Vice President-Purchasing. From January 1989 to October 1991, he served as Vice President-Purchasing. From 1986 until January 1989, he served as Director of Purchasing of the Company.

     BARRY L. EDWARDS has served as Executive Vice President, Treasurer and Chief Financial Officer of AMRESCO, Inc., an asset management company, since November 1994. He served as Vice President and Treasurer of The Liberty Corporation, engaged primarily in the life insurance business, from 1979 to November 1994.

     HAROLD K. ROBERTS, JR. was a partner in the firm of Roberts and Morgan, certified public accountants, from October 1989 until December 1996. In addition, Mr. Roberts has served as Chairman and Chief Executive Officer of Statewide Title, Inc., a real estate title insurance agency, since 1989.

     JAMES M. SHOEMAKER, JR. has been an attorney with Wyche, Burgess, Freeman & Parham, P.A., the law firm which is general counsel to the Company, since 1965. Mr. Shoemaker is a director of Palmetto Bancshares, Inc., One Price Clothing Stores, Inc., and Span-America Medical Systems, Inc.

     BRIAN S. MACKENZIE has served as President and Chief Executive Officer of Builder Marts of America, Inc. ("BMA") since October 1993. From May 1991 to October 1993, he served as BMA's President and Chief Operating Officer after serving as President of its Building Materials Retail Division from July 1990 to May 1991. BMA is a wholesale distributor of building materials and supplies.

     JAMES D. COCKMAN has served since 1992 as Chairman and Chief Executive Officer of Ocean Fresh Express International Seafood, which is engaged in the business of processing seafood, and of American Culinary Equipment, Inc., a distributor and manufacturer of professional culinary and other equipment to the foodservice industry. From 1989 until 1992, he served as Chairman of the Sara Lee Food Service Division of Sara Lee Corp., which engaged in the business of processing and distributing food products. Mr. Cockman also serves as a director of California Culinary Academy, Inc. and Clayton Homes, Inc.

COMPENSATION OF DIRECTORS

     During 1996, directors who were not officers of the Company were paid an annual retainer of $10,000, plus $1,500 per meeting of the Board, and $250 for each committee meeting attended. Pursuant to this arrangement, Messrs. Cockman, Edwards, MacKenzie, Roberts and Shoemaker were paid $17,250, $17,250, $17,500, $17,500 and $17,250, respectively, during fiscal 1996. Directors who are also officers of the Company were paid $100 per board meeting attended in 1996 and received no payments for committee meetings attended.

     In addition, each director who is not an officer of the Company receives options for 5,000 shares of Common Stock in January of each year. Pursuant to such arrangement, on each of January 31, 1996 and January 31, 1997, options were granted with respect to 5,000 shares of Common Stock to each of Messrs. Edwards, Roberts, MacKenzie, Cockman and Shoemaker. The options granted on January 31, 1996 had an exercise price of $6.875 per share (the per share market value on the date of grant), and the options granted on January 31, 1997 had an exercise price of $7.79 per share (the per share market value on the date of grant). The options granted on January 31, 1996 became exercisable on July 31, 1996 and expire January 31, 2006; the options granted on January 31, 1997 become exercisable on July 31, 1997 and expire on January 31, 2007.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, Messrs. Edwards, MacKenzie and Shoemaker, each a non-employee director, served on the Compensation Committee of the Board and on the Stock Option Committee of the Board. Mr. Shoemaker is a member of the law firm of Wyche, Burgess, Freeman & Parham, P.A., which serves as general counsel to the Company.

                   CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

     To the extent known to the Company, the only persons or groups that in any case beneficially owned as of March 5, 1997 5% or more of the outstanding shares of the Common Stock of the Company are shown in the following table:

         NAME AND ADDRESS                  AMOUNT OF           PERCENT OF
       OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP       CLASS
Mellon Bank Corporation (1)                 2,556,000(1)          5.38
  One Mellon Bank Center
  Pittsburgh, PA 15258

Trimark Financial Corporation (2)           4,737,300(2)          9.97
  One First Canadian Place
  Suite 5600
  Toronto, Ontario
  Canada M5X 1E5

(1) The information with respect to the beneficial ownership of Mellon Bank Corporation ("Mellon") is based on information provided by it as of December 31, 1996. All of the shares shown are beneficially owned by Mellon or direct or indirect subsidiaries of Mellon in their various fiduciary capacities. Of the total amount of shares shown as beneficially owned by Mellon, it or its subsidiaries has sole voting power as to 2,074,000 shares, shared voting power as to 19,000 shares, sole dispositive power as to 2,369,000 shares and shared dispositive power as to 176,000 shares of Company Common Stock.

(2) The information with respect to the beneficial ownership of Trimark Financial Corporation ("TFC") is based on information provided by it as of December 31, 1996. Each of Trimark Fund and Trimark Select Growth Fund (the "Funds") are record owners of a portion of the 4,737,300 shares of Common Stock shown in the table. Trimark Investment Management Inc. ("TIMI") is the manager of the assets of the Funds and sole trustee of the Funds and, as such, has sole voting power and sole dispositive power with respect to such shares of Common Stock. TFC owns 100% of the voting equity securities of TIMI, and consequently may be deemed to be the beneficial owner of such shares of Common Stock.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age, position with the Company, years of service as an officer of the Company and Common Stock beneficially owned as of March 5, 1997 of or by each executive officer of the Company, and all executive officers and directors as a group. The Company's executive officers are appointed by and serve at the pleasure of the Board of Directors.

                                                                                           AGGREGATE NUMBER
                                                                                               OF SHARES
                                                                               COMPANY       BENEFICIALLY
                                                   COMPANY OFFICES             OFFICER        OWNED AS OF
             NAME                 AGE              CURRENTLY HELD               SINCE      MARCH 5, 1997 (1)
Charles D. Way                    44      Chairman of the Board,                 1981            436,900(3)
                                          President and Chief Executive
                                          Officer
G. Edwin McCranie                 48      Executive Vice President               1989             97,600
                                          and Director
John C. Jamison                   38      Vice President-Real Estate             1988            115,000
James R. Hart                     49      Vice President-Human Resources         1988             50,780
Fred T. Grant, Jr.                41      Vice President-Finance,                1990             60,865
                                          Treasurer and Assistant
                                          Secretary
Morgan A. Graham                  60      Vice President-Construction            1991             55,585
Alan E. Shaw                      38      Vice President-Operations              1990             50,167
Ilene T. Turbow                   46      Vice President-Marketing               1995             11,000
Janet J. Gleitz                   54      Secretary                              1988             20,000
All executive officers and                                                                     1,101,785
  directors as a group (14
  persons)

                                      NUMBER OF
                                 SHARES (INCLUDED IN            PERCENT OF
                                  AGGREGATE NUMBER)            OUTSTANDING
                                   ATTRIBUTABLE TO            REPRESENTED BY
                                       OPTIONS               AGGREGATE NUMBER
                                EXERCISABLE WITHIN 60           OF SHARES
             NAME               DAYS OF MARCH 5, 1997     BENEFICIALLY OWNED (2)
Charles D. Way                         300,000                       .9%
G. Edwin McCranie                       90,000                       .2%
John C. Jamison                        113,300                       .2%
James R. Hart                           49,000                       .1%
Fred T. Grant, Jr.                      59,000                       .1%
Morgan A. Graham                        54,000                       .1%
Alan E. Shaw                            49,000                       .1%
Ilene T. Turbow                          9,800                       (4)
Janet J. Gleitz                         19,000                       (4)
All executive officers and             893,100                      2.3%
  directors as a group (14
  persons)

(1) Includes shares that may be acquired within 60 days of March 5, 1997 through the exercise of exercisable options.

(2) Pursuant to Rule 13d-3 under the Exchange Act, percentages of total outstanding shares have been computed on the assumption that shares that can be acquired within 60 days upon the exercise of options by a given person or group are outstanding, but no other such shares similarly subject to acquisition by other persons are outstanding.

(3) The figure shown includes 10,380 shares owned by Mr. Way's wife. Mr. Way may be deemed to share voting and investment power with respect to such shares.

(4) Less than .1% of the outstanding shares of stock as of March 5, 1997.

     In 1996, the Company implemented a policy with respect to executive officer ownership of Company Common Stock in order to further encourage an ownership mentality among the executive officers and to more closely align the personal financial interests of executive officers with shareholders' interests. The policy provides that over a thirteen-year period, the value of an executive officer's share ownership should increase so that by the end of 2008 the value of such stock holdings equals 100% of the individual's base salary. If an executive officer does not meet a year's target ownership value, up to one-half of any bonus payable to such officer for that year will be paid in Company Common Stock.

BACKGROUND OF EXECUTIVE OFFICERS

     Below is a summary of the background of the Company's executive officers who are not also directors of the Company.

     JOHN C. JAMISON joined the Company in 1980 and served as a manager trainee and store manager until February 1983. Since that time he served as Assistant Director of Development and Director of Development until January 1988, when he assumed the position of Vice President-Development. In May 1991, he assumed his present position as Vice President-Real Estate.

     JAMES R. HART joined the Company in 1979 and served as a store manager until September 1983. From that time he served as Director of Human Resources until April 1988, when he became Vice President-Human Resources.

     FRED T. GRANT, JR., a certified public accountant, joined the Company in January 1990 as Director of Finance. He served in that position until April 1990, when he became Vice President-Finance. In January 1994, Mr. Grant was named Vice President-Finance, Treasurer and Assistant Secretary.

     MORGAN A. GRAHAM has been Vice President-Construction since November 1991. After joining the Company in July 1987 as a Construction Superintendent, he served in several construction-related positions, including Project Manager, Architectural Coordinator, Procurement Manager and Director of Construction, until assuming his present position.

     ALAN E. SHAW joined the Company in 1979 and served as a store manager until being promoted to Supervisor in 1982, in which position he served until 1984. From 1984 through 1989, he served as Assistant Director of Operations and Regional Director of Operations prior to his promotion to Regional Vice President-Operations in January 1990. In November 1991, Mr. Shaw assumed his present position as Vice President-Operations.

     ILENE T. TURBOW joined the Company in April 1993 as Director of Marketing. She served in that position until August 1995, when she became Vice President-Marketing. Prior to joining the Company, Ms. Turbow was General Manager with Kaminsky's from 1992 to 1993, where she was responsible for store operations of a prototype restaurant concept. From 1985 to 1992, she was Vice President with Dawson Foodservice, Inc., a foodservice marketing firm.

     JANET J. GLEITZ joined the Company in 1981 and served as Corporate Relations Administrator until June 1988, when she assumed her present position of Secretary.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows for the fiscal years 1996, 1995 and 1994 the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the chief executive officer and the four other executive officers with the highest total salary and bonus in 1996 (collectively the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                 ANNUAL COMPENSATION        SECURITIES
                                     FISCAL      SALARY                     UNDERLYING           ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR        ($)        BONUS ($)     OPTIONS (#)      COMPENSATION ($)(1)

Charles D. Way,                        1996      240,414      144,000          30,000              38,453
  Chairman of the Board,               1995      225,561       78,975          30,000              39,252
  President and Chief Executive        1994      204,558       30,600          60,000              38,789
  Officer
Alan E. Shaw, Vice                     1996      121,997       52,100          10,000              33,334
  President-Operations                 1995      112,161       47,700          10,000              33,831
                                       1994      101,150       42,300          20,000              32,771
G. Edwin McCranie, Executive Vice      1996      123,935       49,446          12,000              36,978
  President                            1995      116,027       26,910          10,000              36,628
                                       1994      106,024       10,500          20,000              34,175
John C. Jamison, Vice                  1996      116,092       46,632          10,000              27,177
  President-Real Estate                1995      110,200       29,480          10,000              27,197
                                       1994      104,197       13,936          20,000              25,948
Fred T. Grant, Jr., Vice               1996      123,114       49,446          10,000              31,947
  President-Finance, Treasurer         1995      115,194       30,820          10,000              32,148
  and Assistant Secretary              1994      104,198       13,936          20,000              31,035

(1) "All Other Compensation" for 1996 includes the following: (i) contributions of $2,250, $2,250, $2,253, $2,184 and $2,283 to the Company's 401(k) Plan
    (the "Plan") on behalf of Mr. Way, Mr. Shaw, Mr. McCranie, Mr. Jamison and Mr. Grant, respectively, to match a portion of the 1996 pre-tax elective deferral contributions (included under Salary and Bonus) made by each to such Plan; (ii) premium payments of $7,500 on behalf of each of Mr. Way, Mr. Shaw, Mr. McCranie, Mr. Jamison and Mr. Grant for a policy of health insurance providing a level of coverage not otherwise available under the Company's standard health plan; (iii) premium payments of $144 on behalf of each of Messrs. Way, Shaw, McCranie, Jamison, and Grant for an additional $50,000 in life insurance above the coverage available to salaried employees generally; (iv) a premium payment of $2,428 for disability insurance coverage for Mr. Way; and (v) the

    Company's estimate of the imputed benefit to Messrs. Way, Shaw, McCranie, Jamison, and Grant of $26,131, $23,440, $27,081, $17,349 and $22,020,
    respectively, of split-dollar life insurance coverage (including the value of the term insurance portion) purchased by the Company on each officer's life in the policy amounts of $1,005,000, $910,000, $1,101,000, $675,000, and $840,000, respectively. Under the Company's insurance plan, the Company pays premiums on such a policy on the life of a participating executive officer for a period of ten years. The Company owns the policy for the first five years of the policy. After the fifth year, the Company transfers ownership of the policy to the participating executive. The Company is repaid the aggregate amount of the premiums, without interest, at the earlier of the executive's dying or reaching age 60, or the termination of the policy.

SUMMARY OF OPTION GRANTS, OPTION EXERCISES AND HOLDINGS

     The following table illustrates the value of the stock options granted to the Named Executive Officers during fiscal 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS
                                       % OF TOTAL
                                        OPTIONS                                                                  MARKET PRICE
                        NUMBER OF      GRANTED TO                                                                REQUIRED TO
                       SECURITIES      EMPLOYEES                                                                   REALIZE
                       UNDERLYING       IN 1996       EXERCISE                                                    GRANT DATE
                         OPTIONS         FISCAL        PRICE        EXPIRATION           GRANT DATE             PRESENT VALUE
       NAME            GRANTED (#)        YEAR         ($/SH)          DATE         PRESENT VALUE ($)(1)          ($/SH)(3)
Charles D. Way            30,000           4.5%         6.97         11/22/06  (2)          99,900                   10.30
Alan E. Shaw              10,000           1.5%         6.97         11/22/06  (2)          33,300                   10.30
G. Edwin McCranie         12,000           1.8%         6.97         11/22/06  (2)          39,960                   10.30
John C. Jamison           10,000           1.5%         6.97         11/22/06  (2)          33,300                   10.30
Fred T. Grant, Jr.        10,000           1.5%         6.97         11/22/06  (2)          33,300                   10.30

(1) In accordance with SEC rules, the dollar amounts under this column are the result of calculations using the Black-Scholes based option valuation model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of stock price. The valuation assumes an expected volatility of .331, a 0% dividend yield, a 7 year holding term prior to exercise, and a risk free rate of return of 6.06% for the options expiring November 22, 2006, reflecting the yield on a zero coupon U.S. Treasury security for the holding term prior to exercise of the option. No adjustments have been made for non-transferability or risk of forfeiture. The actual value of the options, if any, will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date of exercise.

(2) These options become exercisable in full on May 22, 1997. In addition, the stock option plan and/or stock option agreements set forth certain earlier expiration dates.

(3) In order to obtain the Grant Date Present Value shown, the market price of the Common Stock would need to be $10.30 in present value terms.

     The following table sets forth information with respect to the Named Executive Officers concerning option exercises, the unexercised options held as of the end of the fiscal year and the value of such options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                               NUMBER OF             VALUE OF
                                                               SECURITIES          UNEXERCISED
                                                               UNDERLYING          IN-THE-MONEY
                                                              UNEXERCISED            OPTIONS
                                                            OPTIONS AT 1996       AT 1996 FISCAL
                         SHARES                             FISCAL YEAR- END         YEAR-END
                       ACQUIRED ON                                (#)                 ($)(2)
                        EXERCISE       VALUE REALIZED         EXERCISABLE/         EXERCISABLE/
       NAME                (#)             ($)(1)            UNEXERCISABLE        UNEXERCISABLE
Charles D. Way             45,000             53,344         300,000/30,000           200,625/0
Alan E. Shaw               29,500(3)         107,023(3)       50,000/10,000  (3)        6,875/0(3)
G. Edwin McCranie           6,000              3,000          90,000/12,000            63,125/0
John C. Jamison            10,500(3)          14,085(3)      113,500/10,000  (3)       77,563/0(3)
Fred T. Grant, Jr.              0(3)             n/a(3)       60,000/10,000  (3)       14,375/0(3)

(1) The value realized of exercised options is the product of (a) the excess of the per share fair market value of the Common Stock on the date of exercise over the per share option exercise price, multiplied by (b) the number of shares acquired upon exercise.

(2) The value of unexercised in-the-money options was calculated for each officer as follows: market price of the Common Stock as of December 31, 1996 times the number of shares covered by such in-the-money options held by such officer minus the product of the exercise price with respect to such options and the number of shares covered by such options.

(3) Messrs. Jamison and Grant exercised options covering 200 and 1,000 shares, respectively, in January 1997, and Mr. Shaw exercised options covering 1,000 shares in February 1997. In accordance with SEC rules, these exercises will be reported in tabular format in the Company's proxy statement for the 1998 Annual Meeting.

DEFERRED COMPENSATION-SALARY CONTINUATION AGREEMENT

     The Company is party to a Deferred Compensation-Salary Continuation Agreement with Mr. Charles Way. The agreement provides for cash payments of $60,000 per year for each of the 10 years following Mr. Way's retirement, death or total disability, with retirement age set at 55, such benefits to vest 10% per annum commencing in 1987. The total deferred compensation liability as of January 1, 1997 relating to this agreement was $164,670. An aggregate of $30,550 of deferred compensation was accrued under this agreement for the benefit of Mr. Way during fiscal 1996. The Company is the owner and beneficiary of a life insurance policy on the life of Mr. Way. It is expected that the cost of benefits under this arrangement will be recovered through a combination of general corporate funds and the cash surrender value of the insurance policy.

                      REPORT OF THE COMPENSATION COMMITTEE
                           AND STOCK OPTION COMMITTEE

     The Compensation Committee (the "Compensation Committee") of the Board of Directors periodically submits to the Board recommendations respecting the salary, bonus and other non-stock compensation to be provided to the Company's executive officers. The Stock Option Committee (the "Stock Option Committee") of the Board grants options with respect to shares of the Company's Common Stock to the Company's executive officers and employees. The Compensation Committee and the Stock Option Committee are referred to collectively as the "Committees". The Committees provide the following joint report.

EXECUTIVE OFFICER COMPENSATION

     The Committees attempt to act on the shareholders' behalf in establishing executive compensation programs, for the Company's shareholders ultimately bear the cost of these programs. The Company's executive compensation policies and specific executive compensation programs are adopted and administered in accordance with that objective. The Committees annually review the Company's corporate performance and that of its executive officers to determine appropriate compensation. The Committees seek to achieve a balance between the Company's need to attract and retain qualified and motivated executives, on the one hand, and the maximization of the Company's operating performance, on the other.

     The Committees' executive compensation philosophy is to set compensation levels in their discretion that provide for compensation opportunities that reflect Company and individual performances. The Company's current executive compensation structure consists of base salary and stock options, with an incentive cash bonus arrangement.

     Over the years, the Compensation Committee has attempted to set executive officer cash compensation amounts at levels somewhat lower than levels that the committee believes prevail within the restaurant industry, and has complemented these cash amounts with significant stock option grants.

     In the case of all executive officers except Mr. Way, the Compensation Committee adjusted their salaries in 1996 based upon the recommendations of Mr. Way. Factors considered by Mr. Way were generally subjective, such as his perception of individual performance and the level of individual responsibility. Mr. Way recommended increases in the base salaries of executive officers ranging from 6% to 20%. The Compensation Committee determined that these increases were appropriate to compensate executive officers for the increased level of responsibility associated with the increase in the Company's size.

     The stock option grants are generally made on an annual basis at an exercise price equal to the then stock market price and have the purpose of providing the Company's executive officers and key employees with an equity ownership opportunity in the Company and with incentives to maximize shareholder value. During 1996, the Stock Option Committee made one option grant to each executive officer. In determining the size of any stock option grant, the Stock Option Committee considers the following qualitative factors: the committee's perception of the Company's overall performance, the individual's performance, the potential effect which the individual's future performance may have on the Company and the number of options previously granted to the individual. Each of these factors was given approximately equal weight.

     During 1996, Alan Shaw, Vice President-Operations, was paid quarterly bonuses based on four factors: (1) same-store sales comparisons; (2) pre-tax earnings compared to the immediately preceding year; (3) customer service as reported through a "hidden shopper" program; and (4) various other subjective considerations, including management turnover, team work and creativity. Factors
(1) and (2) were given a combined weight of approximately 70%. The Compensation Committee considered each of these factors and awarded bonuses to Mr. Shaw as noted in the Summary Compensation Table.

     During 1996, the Compensation Committee continued an Executive Bonus Plan to provide additional incentives to its other executive officers. The bonus plan covers eight of the Company's nine executive officers. Alan Shaw participates in the plan described above. Pursuant to the plan, each year the Compensation Committee establishes a percentage of each participating executive's annual base salary, ranging from 10%-30%, as a target bonus amount. The executive is eligible to receive this bonus amount, or a portion thereof, if the executive meets objectives set by the Compensation Committee. In the case of all executive officers other than Charles Way, the receipt of the target bonus was based upon the achievement of Company objectives in: (i) increase in average unit sales;
(ii) increase in net earnings per share; and (iii) subjective departmental and personal objectives. Each of these factors was weighted approximately equally in setting the target bonus. In the case of Mr. Way, the receipt of his entire target bonus was based upon the achievement of Company objectives in: (i) increase in average unit sales; and (ii) increase in net earnings per share. Each of these factors was weighted approximately equally in setting the target bonus. At the end of 1996, the Compensation Committee considered each of these objectives and awarded bonuses as noted in the Summary Compensation Table in accordance with the bonus plan.

     The Omnibus Budget Reconciliation Act of 1993 denies publicly traded companies the ability to deduct for federal income tax purposes certain compensation paid (including income on exercised stock option grants) to top executive officers in excess of $1 million per person. The Compensation Committee and Stock Option Committee intend to administer the Company's executive compensation programs in such a way that anticipated compensation to executive officers will be fully deductible under the Internal Revenue Code, including submitting plans for shareholder approval where necessary and determining compensation on an objective basis where necessary.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Way joined the Company in 1979, has served as its President and Chief Executive Officer since 1989, and became Chairman of the Board in 1992. In setting Mr. Way's compensation, the Compensation and Stock Option Committees tend to set a relatively low base salary for an individual with Mr. Way's responsibilities and emphasize stock option grants as a component of his overall compensation package. The Committees believe that this approach to Mr. Way's compensation has resulted in an appropriate alignment of his long-term rewards from the Company with the interests of shareholders.

     During 1996, the Compensation Committee adjusted Mr. Way's base salary upward by approximately 6.7%. In making this adjustment, the Compensation Committee considered subjective factors including the perception of the committee as to Mr. Way's overall performance and objective factors such as the increase in the Company's earnings per share, operating margins, and return on equity. Each of these factors was given approximately equal weight. In addition, Mr. Way received a bonus of $144,000 pursuant to the bonus plan described above because of the Company's attainment of its average unit sales and net earnings per share (as adjusted) objectives. The Compensation Committee adjusted the net earnings per share calculation for Mr. Way, as well as for all other executive officers under the Executive Bonus Plan, for two items: (i) 2.2 cents were deducted from 1995 net earnings per share to account for the effect of 1995's 53rd week; and (ii) 13.75 cents were added to 1996 net earnings per share to offset 85% of the impact of adopting Statement of Financial Accounting Standards No. 121 in 1996. Accordingly, on this adjusted basis, the Company's net earnings per share increased 15% from 1995 to 1996. Per the Company's financial statements, actual net earnings per share decreased 11% from 1995 to 1996.

     In addition, during 1996, the Stock Option Committee granted Mr. Way options with respect to an aggregate of 30,000 shares of Common Stock. In determining the size of this grant, the committee considered the following qualitative factors: the committee's perception of the Company's overall performance, Mr. Way's performance, the potential effect of his future performance on the Company and the number of options previously granted to him. Each of these factors was given approximately equal weight. At fiscal 1996 year-end, the value of Mr. Way's outstanding exercisable in-the-money stock options was $200,625 as compared to $307,500 at the end of 1995, a decrease of 34.8%. The Stock Option Committee believes that the stock options provide Mr. Way with appropriate incentives to promote long-term shareholder value.

COMPENSATION COMMITTEE                STOCK OPTION COMMITTEE
James M. Shoemaker, Jr., Chairman     Brian S. MacKenzie, Chairman
Barry L. Edwards                      Barry L. Edwards
Brian S. MacKenzie                    James M. Shoemaker, Jr.

                               PERFORMANCE GRAPH

     A line graph comparing the cumulative, total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total returns of the NASDAQ Market Index and a peer group consisting of all publicly traded companies whose SIC code is 5812, the code for eating places, over the same period (assuming a $100 initial investment and dividend reinvestment) is presented below. The Company will promptly furnish without charge to any shareholder of record on March 5, 1997, the identity of the companies included in the peer group. Requests should be directed to the Company, Post Office Box 100, Greer, South Carolina 29652; attn: Shareholder Relations.

                COMPARISON OF CUMULATIVE TOTAL RETURNS
                 AMONG RYAN'S FAMILY STEAK HOUSES, INC.,
             NASDAQ MARKET INDEX AND SIC CODE INDEX FOR THE
          FIVE-YEAR PERIOD ENDED JANUARY 1, 1997 (YEAR-END 1996)

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

(Performance graph appears here. The plot points are listed in the table below.)

                                        YEAR-END
                        1991     1992     1993     1994     1995     1996
RYAN'S FAMILY STEAK
   HOUSES, INC.         100      117.33    93.33    75.33    78.67    73.33
NASDAQ MARKET INDEX     100      100.98   121.13   127.17   164.96   204.98
SIC CODE INDEX 5812     100      127.79   146.74   128.51   175.98   184.48

                                    AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, has been appointed as auditors for the Company for the current fiscal year and to examine and report to shareholders upon the financial statements as of and for the year ending December 31, 1997. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions which the shareholders may have. KPMG Peat Marwick LLP has acted for the Company in this capacity since 1981, and neither the firm nor any of its members has any relation with the Company except in the firm's capacity as auditors and tax advisors.

                            SOLICITATION OF PROXIES

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by officers and other regular employees of the Company by telephone, telegram or personal interview for no additional compensation. The Company has engaged W. F. Doring & Company to solicit proxies and distribute materials to brokerage houses, banks, custodians, nominees and fiduciaries for an estimated fee of approximately $10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of the stock held of record by such persons, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

                           PROPOSALS OF SHAREHOLDERS

     Any shareholder who wishes to present a proposal at the 1998 Annual Meeting of Shareholders of the Company and have such proposal included in the proxy statement and form of proxy relating to that meeting must cause such proposal to be received by the Company by no later than November 28, 1997. Shareholders desiring to make a recommendation to the Nominating Committee of the Board of Directors should submit the name(s) and business background of the proposed nominee(s) for the Board by no later than November 28, 1997. Such proposal should be sent to the Company, attention Janet J. Gleitz, Post Office Box 100, Greer, South Carolina 29652. The proposal must comply with the rules of the SEC relating to shareholder proposals.

                             FINANCIAL INFORMATION

     THE COMPANY'S 1996 ANNUAL REPORT IS ENCLOSED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF MARCH 5, 1997, WHO SO REQUESTS IN WRITING, A COPY OF SUCH FISCAL 1996 ANNUAL REPORT OR THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS), INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE DIRECTED TO RYAN'S FAMILY STEAK HOUSES, INC., 405 LANCASTER AVENUE, GREER, SOUTH CAROLINA 29650, OR POST OFFICE BOX 100, GREER, SOUTH CAROLINA 29652, ATTENTION: JANET J. GLEITZ, SECRETARY.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management was not aware that any business not described above would be presented for consideration at the Annual Meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

                                  By Order of the Board of Directors,

                                  /s/ Janet J. Gleitz
                                  Janet J. Gleitz
                                  SECRETARY

Greer, South Carolina
March 28, 1997